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                                                                     Exhibit 3.5


                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                        OF GRAND PALAIS RIVERBOAT, INC.
                        -------------------------------

     Each of the undersigned, President and Secretary, respectively of Grand Palais Riverboat, Inc. ("Corporation"), do hereby certify that:

i. Board of directors of the Corporation has authorized the execution and filing of the following Amended and Restated Articles of Incorporation which were duly adopted in accordance with LSA R.S. 12:31 et seq. by the written consent of the sole shareholder of the Corporation on May 3, 1996, pursuant to LSA R.S. 12:76:

          FIRST:  The name of the Corporation is Grand Palais Riverboat, Inc.

          SECOND: The purposes for which this Corporation is formed are as follows:

               To engage in the lawful activity for which corporations may be formed under the Louisiana Business Corporation Law;

               To manufacture, purchase or otherwise acquire, own, mortgage, pledge, sell, assign and transfer, or otherwise dispose of, to invest, trade, deal in and deal with, goods, wares, merchandise and personal property of every class and description;

               To acquire, and pay for in cash, stock or bonds of this Corporation, or otherwise, the goodwill, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation;

               To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this Corporation;

               To carry on any of the businesses herein enumerated as principal, factor, agent, commission merchant or broker;

               To borrow money, and to issue, sell, pledge, or otherwise dispose of the bonds, debentures, promissory notes, bills of exchange and other obligations and evidences of indebtedness of the

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          Corporation, from time to time, for any of the objects or purposes of the Corporation, and to secure the same by mortgage. pledge or any other hypothecation of any kind of property of the Corporation;

               To purchase, subscribe for, use, take or otherwise acquire, hold as investment or otherwise enjoy, and to sell, alienate, exchange, deal in, deal with, guarantee, mortgage, encumber, pledge or otherwise hypothecate notes, certificates of beneficial interest, obligations and securities of any person, association, partnership, joint venture, firm or corporation whatsoever, and while the owner thereof to exercise and enjoy all the rights, powers and privileges incident to perfect ownership thereof, including expressly the right to vote on any shares of stock;

               To lend and advance money to such persons, firms, partnerships, joint ventures, associations and corporations, and on such terms as may seem expedient, and to customers of, and persons having dealings with this Corporation, in open account, unsecured or secured by goods, wares and merchandise or land and real estate or otherwise howsoever,

               To aid by loan of money, property or credit, or in any other lawful manner, any person, partnership, joint venture, firm or association or corporation of which the stocks, bonds or other securities or evidences of indebtedness are held by this Corporation, and to do any and all lawful acts or things designed to protect, preserve, improve or enhance the value of any such stocks, bonds, securities or evidences of indebtedness;

               To guarantee dividends on the shares of the capital stock of any corporation in which this Corporation at any time may have an interest, and to endorse or otherwise guarantee the principal and interest of the notes, bonds, debentures or other evidences of indebtedness created or to be created by any corporation, person, partnership, joint venture, firm or association.

               To purchase, lease or otherwise acquire, own, hold, improve, use, lease to others, sell, mortgage, encumber, pledge, alienate, or otherwise dispose of and generally to deal in and with real estate, and the fixtures and personal property incidental thereto or connected therewith, in any and all lands, tenements, hereditaments, or any interest therein, and

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               To have one or more offices, to carry on all or any of its operations and business, and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, use, mortgage, encumber, sell, alienate, convey, or otherwise dispose of real and personal property of every class and description in any of the States, Districts, Territories or Colonies of the United States and in any and all foreign countries, subject to the laws of such States, Districts, Territories, Colonies or Country.

               The foregoing clauses shall be construed both as purposes and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers and purposes shall not be held to restrict or limit in any manner the general powers or purposes of this Corporation. In general, to carry on any other business in connection with or related or incidental to the foregoing, whether manufacturing or otherwise, permitted by law; to have and to exercise all the powers conferred by present or future laws of Louisiana upon corporations formed for any or all of the purposes aforesaid, and to do any or all of the things herein set forth to the same extent as natural persons might or could do.

          THIRD: The duration of the Corporation is perpetual.

          FOURTH: Deleted.

          FIFTH: This Corporation reserves the right to amend, alter, change or repeal any provision contained in these articles in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

          SIXTH: The aggregate number of shares which the Corporation shall have authority to issue is one thousand (1,000) without par value.

          SEVENTH: The issuance by the Corporation of non-voting equity securities is prohibited.

ii. The foregoing restatement accurately copies the Articles of Incorporation and all amendments thereto in effect at the date of the restatement without substantive change except for the deletion of Article Four of the original Articles of Incorporation, and the addition of Article 7 to the Articles of Incorporation;

iii. Each amendment to the Articles of Incorporation have been effected in conformity with law;

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iv.  The date of incorporation of the Corporation was March 29, 1993;

v. The date of the restatement of the Articles of Incorporation of the Corporation is May 3, 1996;

     IN WITNESS WHEREOF, these amended and restated Articles of Incorporation have been signed on behalf of Grand Palais Riverboat, Inc. by its President and Secretary on this 3rd day of May, 1996.

                              GRAND PALAIS RIVERBOAT, INC.


                              By: /s/ John M. Gallaway
                                 -----------------------------------------
                                 John M. Gallaway, President



                              By: /s/ Allan B. Solomon
                                  ----------------------------------------
                                 Allan B. Solomon, Secretary

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